EXHIBIT 99.1

               Federal Trust Corporation Announces Record Earnings
                      2004 First Quarter Dividend Declared

Sanford, Florida (PR Newswire) - January 28, 2004 - James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation announced today record earnings for the year ending December 31, 2003. Net earnings were $2,776,600, up 35% from the $2,058,900 in earnings for 2002. Fourth quarter earnings were $720,800, or $.11 per basic and diluted share, compared to $582,000, or $.09 per basic and diluted share for the same period in 2002. The earnings improvement for 2003 was primarily attributable to the Company's continued growth in assets and the improvement in net interest income, which increased $2.7 million, or 32%, while non-interest expenses increased only $1.5 million, or 20%.

At December 31, 2003, the Company's total assets were $468.2 million, an increase of $100.1 million, or 27% from December 31, 2002. Stockholders' equity at the end of the fourth quarter of 2003 was $26.5 million, and the book value per share was $4.05.

According to President Suskiewich, "our growth and record earnings for 2003 are in step with our plans to increase our Central Florida footprint, without sacrificing earnings. We opened three new branch offices from December 2002 to October 2003, and despite the record low interest rates and the high loan refinancing volume, we were able to improve interest income while absorbing higher operating expenses. We are very pleased with the progress we have made in the new markets and have placed greater focus on customer calling efforts, as well as sales tracking and training." He went on to say that for 2004, "our Deltona Office will be moved by mid year to a permanent, free-standing branch which is currently under construction. We also intend to continue building our franchise value with our targeted growth and branch expansion program."

President Suskiewich also announced that Federal Trust Corporation's Board of Directors today approved the payment of a first quarter cash dividend of $.02 per share. The dividend will be paid on February 25, 2004, to shareholders of record on February 9, 2004.

Federal Trust Corporation's common stock is traded on the American Stock Exchange under the symbol of "FDT." At December 31, 2003, the closing price was $8.00 per share, which was 94% higher than the $4.13 closing price at December 31, 2002. "We have been very pleased with the transfer of our NASDAQ listing to the American Stock Exchange and with the performance of our stock this year," said President Suskiewich.

Federal Trust Corporation is a unitary thrift and loan holding company and is the parent company of Federal Trust Bank, a $459 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. The Company's Executive and Administrative Offices are located in Sanford, Florida.

This Press Release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks

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and  uncertainties.  Factors that may cause actual results to differ  materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States
military  abroad  adversely   affect  the  Company's   businesses  and  economic
conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:      Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street
Sanford, Florida 32771